UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

RBC Life Sciences, Inc.
 (Exact name of registrant as specified in its charter)

NEVADA	000-50417	91-2015186
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 CROWN COURT, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-893-4000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 31, 2008, Clinton H. Howard retired from his position as Chief Executive Officer of RBC Life Sciences, Inc. (the “Company”).  In accordance with the terms of Mr. Howard’s employment agreement, beginning January 1, 2009, Mr. Howard will serve as a consultant to the Company for a period of five years. Terms of the consulting arrangement are set forth in Mr. Howard’s employment agreement. For his services as a consultant, Mr. Howard will receive between $87,000 and $173,000 per year depending on various factors set forth in his consulting arrangement. Mr. Howard will continue to serve as a director and as Chairman of the Board following his retirement as CEO.

(c)           On December 31, 2008, the Company’s Board of Directors completed the appointment of John W. Price, age 65, to serve as the Company’s Chief Executive Officer effective January 1, 2009. Mr. Price will assume the duties of CEO in addition to his current position as the Company’s President.

Mr. Price was elected to serve as President and as a member of the Company’s Board of Directors on December 7, 2007. Mr. Price joined the Company on October 1, 2007 as Chief Executive Officer of MPM Medical Products, Inc., a wholly owned subsidiary of the Company. From September 2005 through September 2007, Mr. Price served as President of International Operations for Mannatech, Incorporated, a global network marketing company engaged in the sale of nutritional supplements. In this capacity, Mr. Price was directly responsible for operations in nine international markets. From 2003 to 2005, Mr. Price was President of Price Associates, a business consulting firm serving a broad range of clients including Herbalife International Inc., a global network marketing company engaged in the sale of weight management products, nutritional supplements and personal care products. From 1997 to 2003, Mr. Price served as Herbalife’s Senior Vice President of Worldwide Administration, and served as its interim Chief Information Officer and a key executive to its President.

In connection with this appointment, Mr. Price and the Company entered into an amended and restated employment agreement (the “Agreement”). The Agreement has an initial term commencing on January 1, 2009 of four years and automatically renews for an additional two-year term unless either party provides notice to the other 90 days prior to the last day of the then current term. The Agreement provides for a minimum base salary of $325,000 per year, an annual auto allowance of $12,000 and a target cash incentive bonus equal to 35% of base salary if certain performance measures are attained. In addition, the Agreement provides that if employment is terminated as a result of a change of control of the Company, as defined, the Company will be required to pay a severance payment in an amount equal to the greater of the annual base salary or the base salary for the remaining term, in addition to other compensation due under the terms of the Agreement. The Agreement also provides that if employment is terminated for certain other reasons set forth in the Agreement, the Company will be required to pay a severance payment in an amount equal to the greater of the annual base salary increased by two weeks for each year of service or the base salary for the remaining term, in addition to other compensation due under the terms of the Agreement. Also under the Agreement, the Company granted Mr. Price a nine-year option to purchase 200,000 shares of the Company’s common stock at $0.53 per share, which was the market price of the common stock on the date of grant. This option vests ratably over a four-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2009	RBC Life Sciences, Inc.

	By:	/s/ Steven E. Brown

	Name:	Steven E. Brown
	Title:	Chief Financial Officer